Humana Inc.
500 West Main Street
Louisville, KY 40202
http://www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  RNethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  TNoland@humana.com

Humana Inc. Announces Investor Day
and Raises Earnings Guidance

     LOUISVILLE, KY (December 1, 2004) - Humana Inc. (NYSE: HUM) today announced that its management team will be hosting an Investor Day in New York City on Thursday, December 2, 2004. The company's Investor Day will include presentations by various members of management regarding Humana's strategic, operational and financial progress to date and future earnings guidance. Humana's event is scheduled to begin at 8:00 a.m. eastern.

     In conjunction with the meeting, the company is raising its guidance for diluted earnings per common share for 2004 to approximately $1.69, at the higher-end of its previous guidance range of $1.66 to $1.69, with 2005 expected to be a 15 percent increase over the current 2004 estimate. Other earnings guidance points anticipated to be discussed at the Investor Day are detailed in this release.

     The attached guidance points include projections for cash flows from operations that are not in accordance with Generally Accepted Accounting Principles ("GAAP"). When reviewing and analyzing Humana's cash flow position, company management apportions the Centers for Medicare and Medicaid Services ("CMS") premium payment in each month to match disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP measurement.

     Humana invites the investing public and the media to listen to its Investor Day via the Internet. A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the meeting. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     This news release contains forward-looking statements. The forward-looking statements made in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Humana's Form 10-K for the year ended December 31, 2003, and its Form 10-Qs for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, as filed by Humana with the Securities and Exchange Commission.

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     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 15 states and Puerto Rico. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

     Over its 43-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, Humana is a leader in consumer engagement. Throughout its diversified customer portfolio, the company provides guidance that can both help lower costs and lead to a better health plan experience.

     More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;

  Securities and Exchange Commission filings;

  Most recent investor conference presentation;

  Quarterly earnings press releases (including detailed description of unusual items, where applicable);

  Audio archive of most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);

  Corporate Governance Information.

Humana's Investor Day 2004

AGENDA

Business session - 8:00 a.m. - 12:30 p.m. eastern
Topic	Speaker	Title

Welcome	Regina C. Nethery	Vice President, Investor Relations
Opening Remarks	Michael B. McCallister	President and Chief Executive Officer
Product & Clinical Innovation	Jonathan T. Lord, M.D.	Senior Vice President and Chief Innovation Officer
	Elizabeth D. Bierbower	Vice President, Product Innovation
Customer Experience	Jeremy B. Sochol	Vice President-Human Resources Standard Register
Technological Innovation & Service Operations	Bruce J. Goodman	Senior Vice President and Chief Service and Information Officer
Operational Review	James E. Murray	Chief Operating Officer
	R. Eugene Shields	Senior Vice President, Government and Senior Operations
	Tod J. Zacharias	Vice President, Individual and Small Group Operations
	Stefen F. Brueckner	Vice President, Commercial Markets and Mid-Market Operations
	William J. Tait	Vice President, Sales and National Accounts
	David J. Baker	President and Chief Executive Officer HMHS
Financials	James H. Bloem	Senior Vice President and Chief Financial Officer
Closing Remarks	Michael B. McCallister	President and Chief Executive Officer

Earnings Guidance Points
Humana Investor Day 2004
	2004 Guidance Points	2005 Guidance Points
Earnings per share - full year	Approximately $1.69	15% increase over 2004
Earnings per share - 4Q04	Approximately $0.26
Consolidated revenues	$13 billion
Commercial segment pretax income	$140 million	Increase of 10% to 15%
Commercial medical enrollment	Year-over-year growth of 220,000 to 230,000 (including acquisition of Ochsner Health Plan on April 1, 2004)	Slightly higher excluding loss of 89K member account on January 1, 2005
Increase in Commercial segment fully insured medical premiums on a per-member basis	6% to 8% overall; 7.5% to 9.5% group only	6.5% to 8.5% overall; 8.5% to 10.5% group only
Increase in Commercial segment fully insured medical costs on a per-member basis	6.5% to 8.5% overall; 8.5% to 10.5% group only	6.5% to 8.5% overall; 8.5% to 10.5% group only
TRICARE pretax margin	2% to 3%	2% to 3%
Medicare year-end membership	Growth of 15% (including acquisition of Ochsner Health Plan on April 1, 2004)	Growth of 10% to15%
TRICARE membership	2.8 million	No material change
Increase in Medicare medical premiums on a per-member basis	9% to 11%	5% to 7%
Increase in Medicare medical costs on a per-member basis	9% to 11%	5% to 7%
TRICARE revenues	$2.2 billion
Consolidated SG&A ratio	14% to 15%	13.5% to 14.5%
Commercial segment SG&A expense ratio	16% to 17%
Government segment SG&A expense ratio	11% to 12%
Cash Flows from Operations - GAAP	$288 million to $338 million
Cash Flows from Operations - Non-GAAP	$500 million to $550 million (GAAP cash flows plus $212 million related to the timing of the premium payment from CMS)
Capital expenditures	$100 million to $110 million
Effective tax rate	Approximately 34%	Approximately 34%